Exhibit 99.1
NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road Melville, NY 11747 (631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES CHANGE OF ITS NAME TO PARK AEROSPACE CORP. AND MERGER OF PRINCIPAL OPERATING SUBSIDIARY INTO PARENT COMPANY

Melville, New York, Wednesday, July 17, 2019….Park Electrochemical Corp. (NYSE – PKE) announced that, at its Annual Meeting on July 16, 2019, the Company’s shareholders approved the change of the Company’s name from “Park Electrochemical Corp.” to “Park Aerospace Corp.”. The name change became effective on July 16, 2019 upon the filing of an Amendment to the Company’s Certificate of Incorporation reflecting the name change with the Department of State of the State of New York. Park changed its name to reflect its transformation from an electronics company to an aerospace company.

Park also announced that, effective today, Park Aerospace Technologies Corp., the Company’s wholly owned and principal operating subsidiary located in Newton, Kansas, has merged into Park Aerospace Corp., the parent company. As a result of this merger, Park Aerospace Corp. and Park Aerospace Technologies Corp. are now one entity and company, and Park Aerospace Technologies Corp. will hereafter be known and conduct its business as Park Aerospace Corp.

Brian Shore, Park’s Chairman and CEO, said, “As many of you know, our Company was founded by my father, Jerry Shore, and his partner, Tony Chiesa, on March 31, 1954 in a small factory (really a garage) in Woodside, Queens. The Company’s original name was “Park Nameplate, Inc.”, but the name was changed to “Park Electrochemical Corp.” in 1960 before the company went public. Although we started out as Park Nameplate, we have been Park Electrochemical Corp. from 1960 until yesterday, when our name was changed to Park Aerospace Corp. I do have some childhood memories of Park Nameplate, but, for me, it really has always been Park Electrochemical, and saying good-bye to that name is a little bittersweet. Now, changing our name to Park Aerospace Corp. was clearly the right thing to do for us since our transformation from an electronics company to an aerospace company is complete and we now are an aerospace company through and through. We are moving forward with our future as an aerospace company (and our name change is a small part of that), but, for me, what is most important is that we do not forget where we come from, we do not forget our humble beginnings and we do not lose our connection to the Unstoppable Spirit of our Beloved Founders who gave us so much. As long as we do not forget or lose those things, I believe our future will be very promising and we will do very well.”

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Brian Shore continued, “As also announced above, we merged Park Aerospace Technologies Corp., our operating company located in Newton, Kansas, into Park Aerospace Corp., and, as a result, Park is now One Company which hereafter will operate and be known as Park Aerospace Corp. We will maintain our major location in Newton, Kansas and our small office in New York, but we are now One Company with those two locations. No more duality of “headquarters and business unit” or “corporate office and manufacturing plant”. Just one unified company with one objective, which is to achieve Greatness. And, for us, Greatness means doing what others are unwilling or unable to do and saying “yes” when others say “no”. For us, Greatness means doing what may not even seem possible. This is Park Aerospace Corp.!”

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s patented composite Sigma Strut and Alpha Strut product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporation information is available on the Company’s web site at www.parkelectro.com.

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